Exhibit (a)(1)(xii)

E-mail to Eligible Cumberland Pharmaceuticals Inc. Employees, Directors and Advisors Announcing Time of Conference Call.

Sent: Thursday, May 10, 2012

To: Eligible Optionholders

Subject: Option Exchange Program Call

We will hold a conference call to provide an overview of the Option Exchange Program to eligible participants and address any questions.

The call will be held at 3:30 central time on Friday, May 11th. To participate please dial 866-866-2244. The pass code is xxxxxxx.

For those of you in Nashville who would like to participate in person, the discussion will occur in the Cumberland Conference Room.